Exhibit (i)

ICI MUTUAL INSURANCE COMPANY, a Risk Retention Group INVESTMENT COMPANY BLANKET BOND RIDER NO. 13

INSURED		BOND NUMBER
Eaton Vance Management		00125109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

See Below	September 1, 2009 to September 1, 2010	/s/ John T. Mulligan

In consideration of the premium charged for this policy, it is hereby understood and agreed that Item 1 of the Declarations, Named Insured Company, shall include the following as of the effective date indicated:

EFFECTIVE DATE
Parametric Portfolio, L.P.	November 1, 2009

Build America Bond, a series of:	November 17, 2009
Eaton Vance Portfolios

Build America Bond Fund, a series of:	November 17, 2009
Eaton Vance Mutual Funds Trust

Global Opportunities, a series of:	November 20, 2009
Eaton Vance Portfolios

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of this policy other than as above stated.

RN1.1-00 (10/08)